Exhibit 10.2
BROCADE COMMUNICATIONS SYSTEMS, INC.
CHANGE OF CONTROL RETENTION AGREEMENT
This Change of Control Retention Agreement (the “Agreement”) is entered into as of October 25, 2013 (the “Effective Date”) by and between Brocade Communications Systems, Inc. (the “Company”) and [NAME] (“Executive”).
RECITALS
A.    It is expected that the Company from time to time will consider the possibility of a Change of Control. The Board of Directors of the Company (the “Board”) recognizes that such consideration can be a distraction to the Executive and can cause the Executive to consider alternative employment opportunities.
B.    The Board believes that it is in the best interests of the Company and its stockholders to provide the Executive with an incentive to continue his or her employment and to maximize the value of the Company upon a Change of Control for the benefit of its stockholders.
C.    In order to provide the Executive with enhanced financial security and sufficient encouragement to remain with the Company notwithstanding the possibility of a Change of Control, the Board believes that it is imperative to provide the Executive with certain severance benefits upon the Executive’s termination of employment.
AGREEMENT
In consideration of the mutual covenants herein contained and the continued employment of Executive by the Company, the parties agree as follows:

1.At-Will Employment. Executive and the Company agree that Executive’s employment with the Company is and shall continue to be “at-will” employment. Executive and the Company acknowledge that this employment relationship may be terminated at any time, upon written notice to the other party, with or without good cause or for any or no cause, at the option either of the Company or Executive. However, as described in this Agreement, Executive may be entitled to severance benefits depending upon the circumstances of Executive’s termination of employment.

2.Severance Benefits.

(a)Termination of Employment. In the event Executive’s employment with the Company terminates for any reason during the Term or any duly authorized extension thereof (as set forth in Section 9 below), Executive will be entitled to any (i) unpaid Base Salary accrued up to the effective date of termination, (ii) unpaid, but earned and accrued annual incentive for any completed fiscal year as of his termination of employment, (iii) benefits or compensation as provided under the terms of any employee benefit and compensation agreements or plans applicable to Executive, and (iv) unreimbursed business expenses required to be reimbursed to Executive.

(b)Termination Without Cause not in Connection with a Change of Control. If Executive’s employment is terminated by the Company without Cause during the Term or any duly authorized extension thereof (as set forth in Section 9 below), and such termination does not occur in Connection with a Change of Control, then, subject to Sections 3, 5, and 6, Executive will receive: (i) twelve (12) months of Executive’s base salary, as in effect immediately prior to the date of termination, (ii) reimbursement for premiums paid for medical, dental and vision benefits (the “COBRA Benefits”) for Executive and Executive’s eligible dependents under the Company’s benefit plans for the lesser of: (x) twelve (12) months following Executive’s termination of employment or (y) such earlier date that Executive and Executive’s eligible dependents are covered under another policy, payable when such premiums are due (provided Executive and Executive’s eligible dependents validly elect to continue coverage under applicable law), and (iii) Executive’s outstanding and vested stock options and/or stock appreciation rights as of Executive’s termination of employment date will remain exercisable until the nine (9) month anniversary of the termination of employment date; provided, however, that the post-termination exercise period for any individual stock option and/or stock appreciation right will not extend beyond the earlier of its original maximum term or the tenth (10th) anniversary of the original date of grant.

(c)Termination Without Cause or Resignation for Good Reason in Connection with a Change of Control. If Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason, in either case during the Term or any duly authorized extension thereof (as set forth in Section 9 below), and the termination is in Connection with a Change of Control, then, subject to Sections 3, 5, and 6, Executive will receive: (i) twelve (12) months of Executive’s base salary, as in effect immediately prior to the date of termination, (ii) 100% of Executive’s target cash bonus under the Company’s Senior Leadership Plan for the fiscal year in which Executive’s termination occurs, (iii) reimbursement for premiums paid for COBRA Benefits for Executive and Executive’s eligible dependents under the Company’s benefit plans for twelve (12) months following Executive’s termination of employment or (y) such earlier date that Executive and Executive’s eligible dependents are covered under another policy, payable when such premiums are due (provided Executive and Executive’s eligible dependents validly elect to continue coverage under applicable law), (iv) Executive’s outstanding and vested stock options and/or stock appreciation rights as of Executive’s termination of employment date (including, but not limited to, any awards that vest under clause (v) below) will remain exercisable until the nine (9) month anniversary of the termination of employment date; provided, however, that the post-termination exercise period for any individual stock option and/or stock appreciation right will not extend beyond the earlier of its original maximum term or the tenth (10th) anniversary of the original date of grant and (v) full accelerated vesting with respect to Executive’s then outstanding, unvested equity awards that were granted to Executive on or prior to the date hereof or during the Term (or any duly authorized extension thereof). For purposes of clarification, any subsequent determination by the Board or Compensation Committee of the Board to reduce the amount of acceleration following the term of this Agreement shall not affect any grants of equity awards made prior to the expiration of such term unless otherwise agreed to in writing by the Executive.

(d)Treatment of Equity on a Going Private Transaction. In the event of a Going Private Transaction, Executive will have the right (the “Put Right”) to require the Company to purchase any Company common stock held by Executive at a purchase price per share (the “Put Price”) equal to the Fair Market Value on the date of Executive’s termination of employment. The Put Right shall only be exercisable during the thirty (30) day period on and after Executive’s termination of employment for any reason following a Going Private Transaction and, to the extent not exercised following the expiration of such thirty (30) day period the Put Right shall terminate without consideration. Notwithstanding the foregoing, the Put Right shall immediately terminate if the capital stock of the Company (or its parent or successor) becomes publicly-traded after the Going Private Transaction. The Put Right may be exercised only with respect to shares of Company common stock. If Executive holds shares subject to vested stock options and/or stock appreciation rights, then such options and/or rights must be exercised prior to the exercise of the Put Right. If Executive chooses to exercise the Put Right, the Executive must sign the Put Right Exercise Notice, in the form attached hereto as Exhibit A (the “Exercise Notice”) and timely deliver a completed Exercise Notice to the General Counsel of the Company (or its successor) in accordance with Section 8 hereof. The Put Right shall be deemed exercised upon the date that the Exercise Notice is received by the General Counsel of the Company (or its successor). The Company (or its successor) must pay the Put Price in cash (or cash equivalents) within ten (10) business days following the exercise of the Put Right.

(e)Voluntary Termination without Good Reason; Termination for Cause. If Executive’s employment with the Company terminates voluntarily by Executive without Good Reason or is terminated for Cause by the Company, then (i) all further vesting of Executive’s outstanding equity awards will terminate immediately, (ii) all payments of compensation by the Company to Executive hereunder will terminate immediately, and (iii) Executive will be eligible for severance benefits only in accordance with the Company’s then established plans, programs, and practices.

(f)Termination due to Death or Disability. Notwithstanding anything to the contrary in this Agreement, if Executive’s employment terminates by reason of death or Disability, then (i) Executive’s outstanding equity awards will terminate in accordance with the terms and conditions of the applicable award agreement(s); (ii) all payments of compensation by the Company to Executive hereunder will terminate immediately, and (iii) Executive will be entitled to receive benefits only in accordance with the Company’s then established plans, programs, and practices.

(g)Sole Right to Severance. This Agreement is intended to represent Executive’s sole entitlement to severance payments and benefits in connection with the termination of Executive’s employment. To the extent Executive is entitled to receive severance or similar payments and/or benefits under any other Company plan, program, agreement, policy, practice, or the like, severance payments and benefits due to Executive under this Agreement will be so reduced, except where the Company (as authorized by the Compensation Committee or Board) and Executive expressly agree in writing that such additional benefits are intended to be in addition to (and not in lieu of) the severance benefits under this Agreement.

(h)Timing of Severance Benefit Payments. If the Separation and Release Agreement (as defined below) becomes effective by the Release Deadline Date, severance payments and benefits under this Agreement will be paid on the first business day after the Release Deadline Date (as defined below), but not later than March 15th of the year following the year of Executive’s termination of employment, except as required by Section 6. Any cash payments under Section 2(b)(i) or Sections 2(c)(i)-(ii) will be paid in a lump sum.

3.Conditions to Receipt of Severance; No Duty to Mitigate.

(a)Separation Agreement and Release of Claims. The receipt of any severance pursuant to Section 2 will be subject to Executive signing and not revoking a separation agreement and release of claims (the “Separation and Release Agreement”) in the form provided to Executive by the Company, which must be executed on or following Executive’s termination of employment and become effective no later than sixty (60) days following the date Executive’s employment terminates or such earlier period required by the Separation and Release Agreement (such deadline, the “Release Deadline Date”). If the Separation and Release Agreement does not become effective by the Release Deadline Date, Executive forfeits any rights to severance benefits under this Agreement. No severance will be paid or provided until the Separation and Release Agreement becomes effective.

(b)Nondisparagement. During the term of Executive’s employment and for twelve (12) months thereafter, Executive will not knowingly disparage, criticize, or otherwise make any derogatory statements regarding the Company, its directors, or its officers. The foregoing restrictions will not apply to any statements that are made truthfully in response to a subpoena or other compulsory legal process.

(c)Other Requirements. Executive agrees to continue to comply with the terms of the Company’s Employment, Confidential Information, Invention Assignment and Arbitration Agreement entered into by Executive (the “Confidential Information Agreement”).

(d)No Duty to Mitigate. Executive will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any earnings that Executive may receive from any other source reduce any such payment.

4.Definitions.

(a)Cause. For purposes of this Agreement, “Cause” means (i) Executive’s willful and continued failure to perform the duties and responsibilities of his position that is not corrected within a thirty (30) day correction period that begins upon delivery to Executive of a written demand for performance from the Board that describes the basis for the Board’s belief that Executive has not substantially performed his duties; (ii) any act of personal dishonesty taken by Executive in connection with his responsibilities as an employee of the Company with the intention or reasonable expectation that such may result in substantial personal enrichment of Executive; (iii) Executive’s conviction of, or plea of nolo contendre to, a felony that the Board reasonably believes has had or will have a material detrimental effect on the Company’s reputation or business, or (iv) Executive materially breaching Executive’s Confidential

Information Agreement, which breach is (if capable of cure) not cured within thirty (30) days after the Company delivers written notice to Executive of the breach.

(b)Change of Control. “Change of Control” shall mean the occurrence of any of the following events:

(i)the consummation by the Company of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation;

(ii)the consummation of the sale or disposition by the Company of all or substantially all of the Company's assets;

(iii)any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becoming the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company's then outstanding voting securities; or

(iv)a change in the composition of the Board, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” shall mean directors who either (A) are directors of the Company as of the date hereof, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of those directors whose election or nomination was not in connection with any transactions described in subsections (i), (ii), or (iii) or in connection with an actual or threatened proxy contest relating to the election of directors of the Company.

(c)Disability. For purposes of this Agreement, Disability will have the same defined meaning as in the Company’s long-term disability plan.

(d)Fair Market Value. For purposes of Section 2(d) of this Agreement, “Fair Market Value” means the fair market value of a share of Company common stock as reasonably determined by a qualified independent third-party appraiser and set forth in a written valuation report. The valuation report shall not take into account any discount for (i) a lack of marketability or (ii) a minority interest. So long as the Put Right is outstanding, the Company must obtain an updated valuation report at least semi-annually and shall update the valuation report more frequently if a material event affecting the common stock of the Company has occurred.

(e)Going Private Transaction. For purposes of this Agreement, a “Going Private Transaction” shall mean a Change of Control in which the capital stock of the Company (or its parent or successor) is not publicly-traded immediately following the consummation of such transaction.

(f)Good Reason. For purposes of this Agreement, “Good Reason” means the occurrence of any of the following, without Executive’s consent: (i) a material reduction of Executive’s duties, title, authority or responsibilities in effect immediately prior to a Change of Control; (ii) a material reduction in Executive’s base salary or target annual cash incentive compensation; (iii) the failure of the Company to obtain the assumption of the Agreement by the successor, or (iv) the Company requiring Executive to relocate his or her principal place of business or the Company relocating its headquarters, in either case to a facility or location outside of a thirty-five (35) mile radius from Executive’s current principal place of employment; provided, however, that Executive only will have Good Reason if the Executive gives written notice to the Chief Executive Officer of the Company of the event or circumstance constituting Good Reason specified in any of the preceding clauses within ninety (90) days of its initial occurrence and such event or circumstance is not cured within thirty (30) days after Executive gives such written notice to the

Chief Executive Officer of the Company. Executive’s actions approving any of the foregoing changes (that otherwise may be considered Good Reason) will be considered consent for the purposes of this Good Reason definition.

(g)In Connection with a Change of Control. For purposes of this Agreement, a termination of Executive’s employment with the Company is “in Connection with a Change of Control” if Executive’s employment is terminated within, three (3) months prior to, or twelve (12) months following a Change of Control.

5.Excise Taxes. In the event that the benefits provided for in this Agreement constitute “parachute payments” within the meaning of Section 280G of the Code and will be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then Executive’s severance benefits payable under the terms of this Agreement will be either

(a)delivered in full, or

(b)delivered as to such lesser extent which would result in no portion of such severance benefits being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by Executive on an after-tax basis, of the greatest amount of severance benefits, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code.
Unless the Company and Executive otherwise agree in writing, any determination required under this Section 5 will be made in writing by the Company’s independent public accountants or another nationally-recognized public accounting firm chosen by the Company (the “Accountants”), whose determination will be conclusive and binding upon Executive and the Company for all purposes. In the event of a reduction in benefits hereunder, the reduction will occur in the following order: reduction of cash payments; cancellation of vesting acceleration of equity awards; reduction of employee benefits. For purposes of making the calculations required by this Section 5, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Section 280G and 4999 of the Code. The Company and Executive will furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 5. The Company will bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 5.

6.Section 409A.

(a)Notwithstanding Sections 2 and 3 hereof, no Deferred Payments (as defined below) or other severance benefits that otherwise are exempt from Section 409A (as defined below) pursuant to Treasury Regulation Section 1.409A-1(b)(9) shall become payable until Executive has a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the final regulations and any guidance promulgated thereunder (“Section 409A”).

(b)Notwithstanding Sections 2 and 3 hereof, if Executive is a “specified employee” within the meaning of Section 409A at the time of his separation from service (other than due to death), and the severance payments and benefits payable to him, if any, pursuant to the Agreement, when considered together with any other severance payments or separation benefits, are considered deferred compensation under Section 409A (together, the “Deferred Payments”), such Deferred Payments that otherwise are payable within the first six (6) months following Executive’s separation from service will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Executive’s separation from service. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, in the event of Executive’s death following Executive’s separation from service but prior to the six (6) month anniversary of Executive’s separation from service (or any later delay date), then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of his death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under the Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

(c)Any severance payment that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations shall not constitute Deferred Payments for purposes of the Agreement. Any severance payment that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit shall not constitute Deferred Payments for purposes of Section 6(a).

(d)Section 409A Limit. “Section 409A Limit” shall mean the lesser of two (2) times: (i) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during the Company’s taxable year preceding the Company’s taxable year of Executive’s termination of employment; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Executive’s employment is terminated.

(e)Any portion of the severance payments or other deferred compensation separation benefits in excess of the Section 409A Limit shall accrue and, to the extent such portion of the severance payments or other deferred compensation separation benefits would otherwise have been payable within the first six (6) months following Executive’s termination of employment, they will become payable on the date that is six (6) months and one (1) day following the date of Executive’s termination of employment.

(f)All subsequent severance payments or other deferred compensation separation benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit.

(g)For these purposes, each severance payment is hereby designated as a separate payment and will not collectively be treated as a single payment.

(h)This provision is intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A.

7.Assignment. This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors, and legal representatives of Executive upon Executive’s death, and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation, or other business entity which at any time, whether by purchase, merger, or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance, or other disposition of Executive’s right to compensation or other benefits will be null and void.

8.Notices. All notices, requests, demands, and other communications called for hereunder will be in writing and will be deemed given (a) on the date of delivery if delivered personally, (b) one day after being sent overnight by a well established commercial overnight service, or (c) four days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:
If to the Company:

Attn: General Counsel

Brocade Communications Systems, Inc.
130 Holger Way
San Jose, CA 95134
If to Executive:
at the last residential address known by the Company.

9.Term. This Agreement shall remain in effect until the three (3) year anniversary of the Effective Date (the “Term”), and may be extended upon mutual written consent of the Executive and the Company (as authorized by the Compensation Committee or Board); provided, however, the Term shall be automatically extended without any further action if the Company has entered into a definitive agreement regarding a Change of Control (a “Pending Transaction”) until (i) twelve (12) months following the consummation of such Pending Transaction or (ii) such definitive agreement has terminated pursuant to its terms without a Change of Control occurring. Notwithstanding the foregoing, the acceleration provision set forth in Section 2(c)(v) hereof with respect to equity awards granted prior to the expiration of the Term (or any extension thereof) shall survive expiration of the Term (and any duly authorized extension thereof).

10.Severability. If any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, this Agreement will continue in full force and effect without said provision.

11.Arbitration. The Parties agree that any and all disputes arising out of the terms of this Agreement, their interpretation, and any of the matters herein released, will be subject to binding arbitration in Santa Clara County, California before the American Arbitration Association under its National Rules for the Resolution of Employment Disputes, supplemented by the California Rules of Civil Procedure. The Parties agree that the prevailing party in any arbitration will be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award. The Parties hereby agree to waive their right to have any dispute between them resolved in a court of law by a judge or jury. This paragraph will not prevent either party from seeking injunctive relief (or any other provisional remedy) from any court having jurisdiction over the Parties and the subject matter of their dispute relating to Executive’s obligations under this Agreement.

12.Integration. This Agreement represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral, including any agreements that provide for severance benefits and any agreements that provide for vesting acceleration of Executive’s outstanding equity awards (except for any terms that provide for the accelerated vesting of Executive’s equity awards if they are not assumed or substituted by a successor corporation). For example, but not by way of limitation, this Agreement replaces and supersedes the Change of Control Retention Agreement entered into as of _______, as amended, between Executive and the Company. No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in a writing that specifically references this Section and is signed by duly authorized representatives of the parties hereto.

13.Waiver of Breach. The waiver of a breach of any term or provision of this Agreement, which must be in writing, will not operate as or be construed to be a waiver of any other previous or subsequent breach of this Agreement.

14.Headings. All captions and Section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

15.Tax Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.

16.Governing Law. This Agreement will be governed by the laws of the State of California (with the exception of its conflict of laws provisions).

17.Acknowledgment. Executive acknowledges that he has had the opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

18.Counterparts. This Agreement may be executed in counterparts, and each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by a duly authorized officer, effective as of the date set forth in the first paragraph of this Agreement.
COMPANY:

BROCADE COMMUNICATIONS SYSTEMS, INC.

Signature:	Date:	, 2013
Print Name:
Title:

EXECUTIVE:

	Date:	, 2013
[NAME]

[SIGNATURE PAGE TO CHANGE OF CONTROL RETENTION AGREEMENT]

EXHIBIT A
PUT RIGHT EXERCISE NOTICE
Brocade Communications Systems, Inc.
130 Holger Way
San Jose, CA 95134

Attn: General Counsel

1.Exercise of Put. Effective as of the Company’s receipt of this Exercise Notice, the undersigned (“Executive”) hereby irrevocably elects to exercise the right to require Brocade Communications Systems, Inc. (the “Company”) to purchase ______________ shares (the “Put Shares”) of the Common Stock of the Company from Executive.

2.Delivery of Payment. In accordance with Section 2(d) of Executive’s Change of Control Agreement, with respect to each Put Share, the Company shall deliver the Fair Market Value (as defined in the Change of Control Agreement) of a Share of Common Stock as of the date of Executive’s termination of employment. Payment shall be made in cash or cash equivalents within ten (10) business days of the Company’s receipt of this Exercise Notice to the address listed below.

3.Tax Consultation. Executive understands that Executive may suffer adverse tax consequences as a result of Executive’s disposition of the Shares. Executive represents that Executive has consulted with any tax consultants Executive deems advisable in connection with the purchase or disposition of the Shares and that Executive is not relying on the Company for any tax advice.

Executive represents and warrants that Executive is the record or beneficial owner of the Put Shares and that Executive has good, valid and marketable title to such Put Shares, free and clear of any lien and any other limitation or restriction (including any restriction on the right to vote or otherwise transfer such Put Shares, but excluding any restriction imposed by applicable law).

Submitted by:	Accepted by:

EXECUTIVE:	BROCADE COMMUNICATIONS SYSTEMS, INC.

By

Print Name	Date of Receipt

Address: